Exhibit 3.4

Document Processing Fee
  If document is on paper:                        $25.00
  If document is filed electronically:       Currently Not Available
  Fees are subject to change.
  For electronic filing and to obtain
   copies of filed documents visit
       www.sos.statc.co.us
Deliver paper documents to:
Colorado Secretary of State
Business Division
1560 Broadway, Suite 200
Denver, CO 80202-5169
Paper documents must be typed or machine printed.                       ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

Filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number	19981080097

1. Entity name:	DC Brands International, Inc.
(If changing the name of tht corporation, indicate name BEFORE the name change)

2. New Entity name; (if applicable)

3. Use of Restricted Words (ifany of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, make the applicable selection):	☐"bank" or "trust" or any derivative thereof ☐"credit union" ☐"savings and loan" ☐"insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires:	(mm/dd/yyyy)

OR
If the corporation's period of duration as amended is perpetual, mark this box: ☐

7. (Optional) Delayed effective date:	(mm/dd/yyyy)

Notice:
Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:	Pearce	Richard
	(Last)	(First)	(Middle)	(Suffix)

12600 W. Colfax Avenue. No. B430
(Street name and number or Post Office information)

	Lakewood	CO	80215
	(City)	(State)	(Postal/Zip Code)

(The document need not stale the true name and address of more than one individual However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this Box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

CERTIFICATE OF AMENDMENT PURSUANT TO
§7-90-301 AND §7-110-106 OF THE
COLORADO REVISED STATUTES (2004)

DC BRANDS INTERNATIONAL, INC.

WHEREAS, the Directors by Unanimous Consent undertake to effect a 120 for 1 forward split of the current issued and outstanding shares so that each shareholder will now hold 120 shares for each share now owned. All fractional shares will be rounded up.

WHEREAS, the Directors authorize and instruct its transfer agent to issue shares as reflected above, to all record owners of the Company's shares, and to the extent necessary, to moke such arrangements as may be necessary to ensure proper credit for shareholders whose ownership is reflected in "street" name, whether through the DTC or otherwise, in the event such shares arc held in brokerage accounts; and

This Certificate should be effective upon filing with the Articles of Amendment.